UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 27, 2014

Autoliv, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-12933	51-0378542
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Vasagatan 11, 7th Floor, SE-111 20

Box 70381,

SE-107 24, Stockholm, Sweden

(Address and Zip Code of principal executive offices)

+46 8 587 20 600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously disclosed, Autoliv, Inc. (“Autoliv”), two of its officers and an employee are defendants in a purported class action securities lawsuit filed by the Construction Laborers Pension Trust of Greater St. Louis (“Plaintiff”) on April 17, 2013 in the United States District Court for the Southern District of New York (Civil Action File No. 13-CIV-2546) (the “Lawsuit”). Plaintiff purports to bring the Lawsuit on behalf of a class of purchasers who bought Autoliv common stock between October 26, 2010 and July 21, 2011. Plaintiff alleges that Autoliv misrepresented or failed to disclose that antitrust violations by Autoliv artificially inflated Autoliv’s earnings and stock price in violation of the federal securities laws. Plaintiff seeks to recover an unspecified amount of damages on behalf of the alleged class of purchasers.

On June 27, 2014, Autoliv announced that it entered into a memorandum of understanding with Plaintiff reflecting an agreement in principle to settle the Lawsuit and the claims of the alleged class for a payment of $22.5 million. Autoliv expects to record a net expense of approximately $4.5 million in its second quarter results. The balance of the settlement amount will be paid by Autoliv’s insurance carrier.

The proposed agreement is not an admission of wrongdoing or acceptance of fault by Autoliv or any of the individuals named in the complaint. The defendants are settling to eliminate the uncertainties, risk, distraction and expense associated with protracted litigation.

The proposed agreement is subject to negotiation and execution of a final settlement agreement among the parties and final approval by the court following notice to the settlement class and a fairness hearing.

A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	EXHIBITS

99.1	Press Release of Autoliv, Inc. dated June 27, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTOLIV, INC.

By:	/s/ Anthony J. Nellis
Name: Anthony J. Nellis
Title: Interim Vice President – Legal Affairs
General Counsel and Secretary

Date: June 27, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Autoliv, Inc. dated June 27, 2014.